EXHIBIT 10.4

April 3, 2009

Iconic Fragrances, LLC

1850 N.W. 84th Avenue, Suite 100

Miami, FL 33126

Rene Garcia

1850 N.W. 84th Avenue, Suite 100

Miami, FL 33126

Re:   Agreement dated April 3, 2009 by and between Parlux Fragrances, Inc. and Iconic Fragrances, LLC (the "Agreement").

Gentlemen:

Reference is made to the Agreement identified above, and to those certain Initial Warrants to be issued to Iconic, the Licensors, the Artists, and their respective designees pursuant to the Agreement and Warrant Certificate.  All defined terms in this letter shall have the same meaning ascribed to such terms in the Agreement or the Warrant Certificate, except as otherwise defined in this letter.

Vesting

Notwithstanding anything to the contrary in the Agreement or in the Warrant Certificate, this letter confirms that if a Fundamental Transaction (as defined below) which is either consummated prior to April 3, 2012, or if definitive agreements for such Fundamental Transaction are entered into by April 3, 2012, and such Fundamental Transaction is consummated within ninety (90) days thereafter (or, if later, within thirty days following receipt of required clearance, or expiration of the applicable waiting period, with respect to such transaction pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended), then the vesting of the right to purchase all Warrant Shares under Section 1.1(a) of the Warrant Certificate representing the 4,000,000 Initial Warrants shall be accelerated to the date that is five (5) business days prior to the record date of such Fundamental Transaction, and the Holders accordingly shall have the right to exercise immediately on or after such date, and prior to the closing of the Fundamental Transaction, all of their respective remaining Initial Warrants of the original 4,000,000 Initial Warrants at the exercise price of $5.00 per share (subject to adjustment, as set forth in the Initial Warrants).   To the extent the form of Fundamental Transaction does not involve the establishment of a record date (such as in the event of a Change of Control (as hereinafter defined), then such acceleration of the vesting schedule shall occur upon the occurrence of the Fundamental Transaction.

Additional Payment – Exercise of Initial Warrants

Iconic will be entitled to subsequently receive an Additional Payment (as hereinafter defined) to the extent that the Holders exercise the Initial Warrants by either (i) paying Parlux $5.00 per share or (ii) solely for purposes of this letter and only in connection with a Fundamental Transaction (and for no other reason), by effectuating a cashless exercise of the Initial Warrants pursuant to the procedures set forth on Exhibit A hereto, in either case, in order to sell or exchange Warrant Shares in the Fundamental Transaction that occurs prior to April 3, 2012.  For purposes of this letter, the number of shares of Common Stock used to effectuate a cashless exercise in connection with a Fundamental Transaction (that is, the shares that are valued at the aggregate exercise price and thus not issued upon the surrender of the Warrant in accordance with Exhibit A) shall be hereinafter referred to as the “Cashless Exercise Shares”.

In addition to the consideration, if any, the Holders would receive in a Fundamental Transaction that occurs prior to April 3, 2012 (the “Fundamental Transaction Consideration”), Iconic (but not any other Holder) shall be paid by Parlux or its successor an additional amount (the "Additional Payment") equal to the following:

(A) if the price per share being paid to Parlux shareholders in the Fundamental Transaction (such price per share is referred to herein as the "Transaction Price") is more than $5.00 per share of Common Stock and less than $15.00 per share of Common Stock, then the Additional Payment shall be equal to the product of (i) the difference of $15.00 minus the Transaction Price, multiplied by (ii) the sum of (x) the number of Warrant Shares being purchased from all of the Holders (including Iconic) at the Transaction Price in the Fundamental Transaction plus (y) if applicable, the number of  Cashless  Exercise Shares.

(B) if the Transaction Price is equal to or less than $5.00 per share of Common Stock, then the Additional Payment shall be equal to the product of (i) $10.00 multiplied by (ii) the number of Initial Warrants which are tendered back to the Company for cancellation and termination (i.e., which do NOT participate in the Fundamental Transaction).

(C) if the Transaction Price is equal to or greater than $15.00 per share, then the Additional Payment shall be zero (that is, no payment will be made to Iconic).

If the $5.00 per share exercise price of the Initial Warrants is adjusted pursuant to the terms thereof, then a similar adjustment will be made to the $15.00 per share price, and the $10 price referred to in clause (B) above and under the heading “Additional Payment – No Warrant Exercise” below, as the case may se, set forth in this letter.   In no event shall the Additional Payment exceed the sum of $40,000,000.

Payment of the Additional Payment (if any) to Iconic shall be made by Parlux or its successor within five (5) business days following the closing of the Fundamental Transaction.   To the extent the Transaction Price is payable to shareholders in a form of consideration other than cash, the value of such Transaction Price shall be determined by the exchange ratio or other similar measure contained in the definitive documentation provided to shareholders of Parlux in connection with the Fundamental Transaction.  Regardless of the form of the Transaction Price in connection with the Fundamental Transaction, payment of the Additional Payment shall be made in cash; provided, however, that in a Fundamental Transaction with a public company with a market capitalization in excess of $500 million at the time of consummation of the Fundamental Transaction (a "Large Company"), in which the Large Company is issuing either shares of its capital stock or a combination of its shares of capital stock and cash to effect the Fundamental Transaction, then at the election of the Large Company, the Additional Payment may be made to Iconic (i) with the capital stock it issues to Parlux shareholders in the Fundamental Transaction or (ii) if the consideration being paid to shareholders of Parlux consists of a combination of capital stock and cash, then in such same proportion of such consideration offered to Parlux shareholders.

For example, for the avoidance of doubt, if Parlux engages in a Fundamental Transaction prior to April 3, 2012 in which the buyer is paying Parlux shareholders the sum of $12.00 per share of Common Stock, then the Additional Payment would be calculated as follows:  the product of (i) $3.00 and (x) the sum of all of the Warrant Shares tendered in the Fundamental Transaction and (y) if applicable, the Cashless Exercise Shares.  In that event, Iconic would receive the Fundamental Transaction Consideration, plus the foregoing Additional Payment.  Accordingly:

Example of Cash Exercise	Example of Cashless Exercise
• Initial Warrants are partially exercised; Holder sells 1mm shares into market; retains Warrants for 3mm shares	• Initial Warrants are partially exercised; Holder sells 1mm shares into market; retains Warrants for 3mm shares
• Fundamental Transaction is effected at $10 per share	• Fundamental Transaction is effected at $10 per share
• Holder exercises 3mm Warrants; Company receives $15mm upon exercise

•

Holder cashless exercises balance of Initial Warrants (based on $10 per share market price, uses 1.5mm shares to finance exercise price, which shares are the ‘Cashless Exercise Shares’); after cashless exercise, Holder left with 1.5mm shares

• Holder tenders 3 mm shares in Fundamental Transaction; receives $30mm from buyer	• Holder tenders 1.5 mm shares in Fundamental Transaction; receives $15mm from buyer
• Iconic receives from Parlux or successor ($15-$10) x (3mm shares tendered in Fundamental Transaction) = $15 million.	• Iconic receives from Parlux or successor ($15-$10) x (1.5mm shares tendered in Fundamental Transaction plus 1.5mm Cashless Exercise Shares) = $15 million.

If the buyer in this example were paying Parlux shareholders the sum of $4.00 per share in the Fundamental Transaction, then in that event the Additional Payment per share would be $10.00 per Initial Warrant which is tendered back to the Company for cancellation and termination, and which is NOT exercised and which underlying Warrant Shares are NOT tendered in the Fundamental Transaction; thus all of the Initial Warrants are tendered back to the Company for cancellation and termination (rather than the Initial Warrants being exercised, with the underlying Warrants Shares being tendered to the buyer in connection with the Fundamental Transaction), then the Additional Payment shall be $40 million.

In addition, Iconic will not be entitled to the Additional Payment with respect to any Warrant Shares previously sold by any Holder (including Iconic) into the market or otherwise disposed of by the Holder in a bona fide third party transaction, other than in the Fundamental Transaction.  Iconic is only entitled to the Additional Payment for those Warrant Shares sold or exchanged (or if cashless exercised, the sum of the Warrant Shares sold or exchanged and the Cashless Exercise Shares) by the Holders (including Iconic) in the Fundamental Transaction.  For sake of clarification, if any Warrant Shares have been gifted or otherwise transferred to a trust or other estate planning vehicle, such Warrant Shares shall not be deemed to have been disposed of by the Holder.

Additional Payment – No Warrant Exercise

In the event of a Fundamental Transaction that occurs prior to April 3, 2012 in which the Initial Warrants are not required to be exercised (such as a Change of Control), Iconic may either (i) retain the Initial Warrants (in which case Iconic shall not receive any Additional Payment unless and until a subsequent transaction occurs which again invokes the provisions of this Agreement) or (ii) receive an Additional Payment calculated as the product of (x) $10.00 and (y) the number of Initial Warrants which are tendered back to the Company for cancellation and termination.  The Additional Payment, however, shall be reduced on a pro rata basis to the extent Warrant Shares have been previously sold by any Holder (including Iconic) into the market or otherwise disposed of by the Holder in a bona fide third party transaction, other than gift or transfer to a trust or other similar estate planning vehicle, prior to the consummation of the Fundamental Transaction.

Other Matters

Iconic and Rene Garcia further agree, during the term of the Initial Warrants, not to, and will not permit their respective Affiliates to, directly or indirectly, engage or offer or propose to engage in a Fundamental Transaction with Parlux unless the price to be paid to the shareholders of Parlux by Iconic or Rene Garcia and their Affiliates in such Fundamental Transaction is at least $5 per share of Common Stock (or the then current exercise price of the Initial Warrants).   For purposes of this Agreement, an “Affiliate” shall mean with respect to Iconic or Rene Garcia, any other person that directly or indirectly, through one or more intermediaries, controls, or is controlled by or under common control with Iconic or Rene Garcia.  For purposes of this definition, “control” (including the terms “ controlling,” “ controlled by ” and “ under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of Iconic, whether through the ownership of voting securities, by contract or otherwise.

Notwithstanding the foregoing, (i) if either (x) Iconic or its Affiliates, (y) Rene Garcia or any entity or trust controlled by Mr. Garcia or members of his immediate family (collectively, the “Garcia Parties”), or (z) Shawn Carter or any entity or trust controlled by Mr. Carter or members of his immediate family (collectively, the "Carter Parties") proposes to engage in a Fundamental Transaction, Parlux shall have no obligation to pay the Additional Payment, regardless of the Transaction Price paid by Iconic or the Garcia Parties or the Carter Parties, and (ii) if Iconic transfers any Warrant Certificate to a Permitted Transferee, the rights and obligations hereunder shall not be assigned therewith, and Iconic shall retain the sole and unilateral right to be paid the Additional Payment.

For purposes of this letter, the term "Fundamental Transaction" means: (i) any public or private cash (in whole or in part) tender offer, merger, consolidation, going private or going dark transaction or other business combination of Parlux with or into another Person (unless Parlux is the surviving corporation and the holders of its outstanding Common Stock immediately prior to such transaction own more than 50% of such Common Stock immediately following such transaction) which results in a change of control of Parlux (meaning one person or a group of persons has acquired beneficial ownership of 50% or more of the outstanding common stock of Parlux); (ii) one or more purchases by a third party, other than the Garcia Parties and Carter Parties, of 50% or more of the outstanding Common Stock of Parlux as a result of direct issuance(s) by Parlux of its capital stock and/or any derivative securities convertible into capital stock (which, for these purposes, would include any capital or preferred stock providing such third parties with 50% or more of the voting power of Parlux); but shall not include the mere accumulation by a third party, other than the Garcia Parties and Carter Parties, of 50% or more of the outstanding Common Stock of Parlux through open market transactions or other privately arranged transactions with other third parties; provided, further, however, that any combination of such direct issuances and market accumulations by such third party shall constitute a Fundamental Transaction; and/or or (iii) Parlux effects any sale, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, and distributes or dividends all or substantially all of the proceeds received to its shareholders in a liquidating distribution or otherwise, provided, however, that the granting of a lien on all or substantially all of Parlux's assets as collateral shall not be deemed a Fundamental Transaction.

This letter shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns, and shall be governed by the laws of the State of Delaware.

Rene Garcia and Iconic agree to the foregoing by signing a counterpart of this letter where indicated below.

Sincerely,

Parlux Fragrances, Inc.

By:	/s/ Neil J. Katz
Neil J. Katz, Chairman & CEO

Agreed and accepted:

Iconic Fragrances, LLC

By:	/s/ Rene Garcia
Rene Garcia, Manager

Rene Garcia, individually

/s/ Rene Garcia
Rene Garcia

EXHIBIT A – CASHLESS EXERCISE PROCEDURES

In connection with a Fundamental Transaction, the Warrant may be exercised by surrendering the Warrant, together with irrevocable instructions to Parlux to issue in exchange for the Warrant the number of shares of Common Stock equal to the product of (x) the number of shares of Common Stock underlying the Warrants being surrendered multiplied by (y) a fraction, the numerator of which is the Market Value (as defined below) of the Common Stock less the Exercise Price and the denominator of which is such Market Value.  As used herein, the phrase “Market Value” at any date shall be deemed to be (i) the last reported sale price on the day prior to such date, or (ii) in case no such reported sale takes place on such day, the average of the last reported sale prices for the last three (3) trading days, in either case as (a) officially reported by the principal securities exchange on which the Common Stock is listed or admitted to trading or as reported in the Nasdaq National Market System, or, (b) if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq National Market System, the closing sale price as furnished by (i) the National Association of Securities Dealers, Inc. through Nasdaq or (ii) similar organization if Nasdaq is no longer reporting such information, or (c) if such information is no longer reported by NASDAQ or similar organization, the fair market value of the Common Stock as determined in good faith by resolution of the Board of Directors of Parlux, based on the best information available to it, but in the case of any such determination made under this clause (c), in no event less than the greater of (x) the per share Common Stock price of the last sale or issuance by Parlux or (y) the last closing sale price as available under clause (a) or (b) above prior to such date. Notwithstanding anything to the contrary contained herein, the Holder may only exercise the Warrants as to those Warrant Shares that are fully vested.